Exhibit 99.1

BGC Partners Reports Third Quarter 2010 Financial Results

NEW YORK, NY – November 2, 2010 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” ‘BGC,” or “the Company”), a leading global intermediary to the wholesale financial markets, today reported its financial results for the third quarter ended September 30, 2010.

Financial Highlights

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Pre-tax distributable earnings[1] improved by 57.5 percent to $47.3 million or $0.20 per fully diluted share in the third quarter of 2010, compared with $30.0 million or $0.14 per fully diluted share in the year-earlier period.

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Post-tax distributable earnings increased by 87.3 percent to $39.5 million or $0.17 per fully diluted share in the third quarter of 2010, compared with $21.1 million or $0.10 per fully diluted share in the third quarter of 2009.

•	Third quarter 2010 revenues as used to calculate distributable earnings grew by 12.3 percent to $327.0 million compared with $291.2 million in the year-earlier period.

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The Company’s revenues for the third quarter of 2010 in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) increased by 12.8 percent to $326.5 million, compared with $289.4 million in the third quarter of 2009.

•	GAAP income from continuing operations before income taxes increased by 227.4 percent to $26.4 million in the third quarter of 2010, compared with $8.1 million in the year-earlier period.

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GAAP net income for fully diluted shares grew by 167.8 percent to $16.0 million or $0.07 per share in the third quarter of 2010, compared with $6.0 million or $0.03 per share in the year-earlier period.

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On November 1, 2010, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.14 per share payable on November 30, 2010 to Class A and Class B common stockholders of record as of November 16, 2010.

•	The Company believes that approximately 10 percent of dividends paid per share of common stock in 2010 will be a nontaxable return of capital to common stockholders.[2]

Comments on Financial Results and Outlook

“BGC once again increased post-tax distributable earnings by double-digits year-on-year in the third quarter, driven by continued strong top-line growth, the increasing proportion of our revenues related to fully electronic trading, and our partnership structure,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners. “The Company grew brokerage revenues by 10 percent year-over-year, with Equities and Other Asset Classes up by 51.8 percent, Foreign Exchange up by 24.1 percent, and Rates up by 7.7 percent. As a result of BGC’s market-leading performance, our pre-tax distributable earnings per share increased by 42.9 percent, while post-tax distributable earnings per share increased by 70.0 percent when compared to the third quarter of 2009. I am happy to report that our quarterly dividend to common stockholders will be up by 75 percent year over year to $0.14. Moreover, we believe that a portion of the dividends paid per share in 2010 will be nontaxable return of capital to common stockholders. As BGC continues to post solid gains, we expect to further increase our common dividend in a tax-efficient manner and to continue to enhance shareholder value.”

[1]	See the sections of this release entitled “Distributable Earnings” and “Reconciliation of GAAP Income to Distributable Earnings” for a complete definition of these terms and how, when and why management uses them.
[2]	See the section of this release entitled “Nontaxable Return of Capital” for more details.

Shaun D. Lynn, President of BGC Partners, Inc., said: “Revenues related to fully electronic trading grew by 17.2 percent compared to the year-ago quarter, with e-broking revenues from our Credit and FX products up by significantly higher percentages. Our growth from e-broking was broad based across our geographies and asset classes. Over the past 18 months, we have more than doubled the number of desks that offer fully electronic trading to approximately 60 out of 200. This includes the recent successful launches of Euro Interest Rate Swaps, Singapore Dollar Interest Rate Swaps, U.S. Dollar Interest Rate Options, and Emerging Market Credit Default Swaps, on BGC Trader.™”

Mr. Lynn continued: “Over the past 12 months BGC has opened offices in Moscow and Beijing, expanded our North American team, and acquired the key assets of Mint Partners3. As a result, our front office headcount grew by 18.0 percent year-over year and 6.8 percent sequentially, to 1,721 brokers and salespeople. We expect to further expand our front office through both accretive acquisitions and profitable hiring as experienced broking professionals continue to be attracted to our partnership and BGC’s world-class technology.”

Mr. Lutnick concluded by commenting on the regulatory environment: “Because specific rules to implement the objectives of the Dodd – Frank law in the U.S. have yet to be issued by regulators, and because the EU is still considering potential rules, we think that it is too early to comment on specific aspects of various OTC derivative reforms. However, based on what we have seen so far, we expect to qualify as a “Swap Execution Facility” and its EU equivalent, and believe that the rules’ overall impact on revenues and profits for BGC will be positive.”

BGC Partners’ third quarter 2010 financial results included three offsetting items that had not been incorporated in its third quarter outlook provided on August 4, 2010: First, the Company received $11.6 million in “other revenues” as the result of a favorable Financial Industry Regulatory Authority (“FINRA”) arbitration ruling pertaining to Refco Securities’ fixed-fee U.S. Treasury contract. Refco Securities is appealing the ruling. Second, BGC Partners benefited from the acquisition of various assets and businesses of Mint Partners and Mint Equities on August 18, 2010. Mint contributed approximately $3.4 million in brokerage revenues in the quarter. Third, the Company incurred higher “other expenses” than had been reflected in its previous outlook. Taken together, these three offsetting items were approximately neutral to both distributable earnings and GAAP net income. Going forward, Mint is expected to be accretive to distributable earnings.

Third Quarter Revenues

For the third quarter of 2010, revenues for distributable earnings were $327.0 million, compared with $291.2 million a year earlier. BGC Partners’ GAAP revenues were $326.5 million compared with $289.4 million in the third quarter of 2009.

[3]	(“Mint.”)

Third quarter 2010 GAAP revenues were reduced by $0.5 million due to BGC Partners’ losses related to its equity investments, compared to a reduction of $1.7 million a year earlier. These non-cash items were not included in revenues for distributable earnings.

BGC Partners year-over-year revenue growth was driven primarily by increased brokerage revenues from the Company’s desks in Rates, Foreign Exchange, and Equities and Other Asset Classes, the FINRA ruling, and the addition of certain assets from Mint. These were partially offset by a decline in brokerage revenues from Credit.

Brokerage revenues increased by 10.0 percent to $292.3 million, compared with $265.8 million in the prior-year quarter. For the third quarter of 2010, Rates revenues were $135.6 million, Credit revenues were $73.9 million, Foreign Exchange revenues were $44.4 million, and Equities and Other Asset Classes revenues were $38.3 million. In comparison, for the third quarter of 2009, Rates revenues were $125.9 million, Credit revenues were $78.9 million, Foreign Exchange revenues were $35.8 million, and Equities and Other Asset Classes revenues were $25.3 million.

Rates revenues increased by 7.7 percent in the third quarter of 2010 compared to the year-earlier period, driven by continuing high levels of global fixed income issuance, secondary market trading activity, and BGC’s continued investment in this area. Quarterly revenues from Equities and Other Asset Classes increased by 51.8 percent year-over-year, driven primarily by strong growth globally from the Company’s increased investment in equity-related products, the addition of assets from Mint, as well as by growth from BGC Partners’ energy and commodities desks. Foreign Exchange revenues increased by 24.1 percent versus the year-ago quarter due primarily to a continuing rebound in global volumes, particularly as credit issues have eased for customers of the Company’s Emerging Markets desks. In addition, BGC Partners generated more than double this growth rate in revenues from fully electronic foreign exchange trading compared with the third quarter of 2009.

Credit revenues decreased by 6.3 percent year-on-year, reflecting an industry-wide decline in corporate bond and credit derivative activity compared to the year-earlier period. This was partially offset by increased overall sovereign credit default swap activity and by a more than doubling of revenues from the fully electronic trading of Credit products.

In the third quarter of 2010, Rates represented 41.5 percent of total distributable earnings revenues, Credit 22.6 percent, Foreign Exchange 13.6 percent, and Equities and Other Asset Classes 11.7 percent. In comparison, for the third quarter of 2009, Rates represented 43.2 percent of total distributable earnings revenues, Credit 27.1 percent, Foreign Exchange 12.3 percent, and Equities and Other Asset Classes 8.7 percent.

Third quarter 2010 revenues related to fully electronic trading4 increased by 17.2 percent to $30.3 million, which represented 9.3 percent of total distributable earnings revenues. This compares with $25.9 million or 8.9 percent of total distributable earnings revenues in the prior-year period. This improvement was driven primarily by recent growth in the Company’s

[4]

For the third quarter of 2010, this includes $25.4 million in the “total brokerage revenues” line item and $4.9 million in the “fees from related parties” line item. In the year-earlier period, these figures were $20.6 million and $5.2 million, respectively.

revenues from the fully electronic trading of sovereign credit default swaps, foreign exchange options, U.S. Treasuries, Canadian sovereigns, and corporate bonds. The Company also saw strong initial results from its growing suite of fully electronic interest rate derivatives products. On August 31, 2010, the Company launched Euro interest rate swaps on BGC Trader™, followed in October by U.S. Dollar interest rate options and Singapore Dollar interest rate swaps.

Third Quarter Expenses

Total expenses on a distributable earnings basis were $279.6 million compared with $261.1 million in the third quarter of 2009. Total GAAP expenses were $300.1 million in the third quarter of 2010 compared with $281.4 million in the prior-year period.

On a distributable earnings basis, the Company’s compensation and employee benefits were $177.3 million or 54.2 percent of revenues in the third quarter of 2010 versus $176.5 million and 60.6 percent in the year-earlier period. GAAP compensation and employee benefits were $179.9 million or 55.1 percent of GAAP revenues, compared with $181.5 million or 62.7 percent a year earlier.

The difference between third quarter 2010 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $1.5 million in non-cash, non-economic, and non-dilutive charges solely relating to grants of exchangeability to unit holders, a charge of $0.6 million related to non-cash and non-dilutive pre-merger grants of equity or units, and $0.4 million in expenses related to dividend equivalents to holders of restricted stock units.

The difference between third quarter 2009 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $4.8 million in non-cash and non-dilutive charges related to pre-merger grants of equity or units and $0.2 million in expense related to dividend equivalents to holders of restricted stock units.

For the third quarter of 2010, non-compensation expenses were $102.3 million or 31.3 percent of revenues on a distributable earnings basis and $114.4 million or 35.0 percent of revenues for GAAP purposes. The difference between non-compensation expenses in the third quarter of 2010 as calculated for GAAP and distributable earnings includes an expected $9.0 million non-cash and non-dilutive donation of equity held personally by certain partners with respect to BGC’s annual charity day. This amount was recorded in “other expenses” but is expected to be offset by a contribution to additional paid-in capital for GAAP purposes and therefore will have had no economic impact on the Company or its balance sheet. Third quarter 2010 non-compensation expenses for distributable earnings also excluded $1.5 million in other non-cash, non-dilutive, and non-economic GAAP charges relating to the Company’s previous assumption of the liability for a September 11, 2001 workers’ compensation policy and $1.6 million in acquisition-related costs not capitalized for GAAP.

In comparison, third quarter 2009 non-compensation expenses were $84.6 million or 29.1 percent of revenues on a distributable earnings basis and $98.2 million or 33.9 percent of revenues for GAAP purposes. The difference between non-compensation expenses in the third quarter of 2009 as calculated for GAAP and distributable earnings includes $10.1 million non-cash and non-dilutive donation of equity held personally by partners with respect to BGC’s annual charity day, which is expected to be offset by a contribution to additional paid-in capital for GAAP purposes. This was recorded in “other expenses.” Third quarter of 2009 non-compensation expenses for distributable earnings also excluded $3.5 million in other non-cash, non-dilutive, and non-economic GAAP charges relating to the Company assuming the liability of a September 11, 2001 workers’ compensation policy during the quarter.

Third Quarter Income

In the third quarter of 2010, BGC Partners’ pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $47.3 million or $0.20 per fully diluted share, compared with $30.0 million or $0.14 per fully diluted share in the third quarter of 2009. The Company’s pre-tax distributable earnings margin was 14.5 percent in the third quarter of 2010 versus 10.3 percent in the prior-year period.

BGC Partners recorded post-tax distributable earnings of $39.5 million or $0.17 per fully diluted share in the third quarter of 2010 compared with $21.1 million or $0.10 per fully diluted share in the third quarter of 2009. The Company’s post-tax distributable earnings margin was 12.1 percent in the third quarter of 2010 versus 7.2 percent in the prior-year period.

The Company recorded GAAP net income from continuing operations before income taxes of $26.4 million, GAAP net income for fully diluted shares of $16.0 million, and GAAP net income per fully diluted share of $0.07 in the third quarter of 2010. This compares to GAAP income from continuing operations before income taxes of $8.1 million, GAAP net income for fully diluted shares of $6.0 million, and GAAP net income per fully diluted share of $0.03 in the third quarter of 2009.

In the third quarter of 2010, the effective tax rate for distributable earnings was 15.0 percent compared with 27.4 percent a year earlier.

The Company had a fully diluted weighted average share count of 249.9 million for third quarter of 2010 on a distributable earnings basis and 228.3 million for GAAP. This compares with 215.6 million in the year-earlier period for both GAAP and distributable earnings. As of September 30, 2010, the Company’s fully diluted share count was 250.8 million, assuming conversion of the Convertible Senior Notes.5

Front Office Statistics

BGC Partners had 1,721 brokers and salespeople as of September 30, 2010, up 6.8 percent when compared to 1,612 as of June 30, 2010 and up by 18.0 percent from 1,458 as of September 30, 2009. Average revenue generated per front office employee6 for the third quarter of 2010 was approximately $183,000 compared with approximately $194,000 in the prior-year period. Historically, BGC Partners’ average revenue per front office employee has declined for the periods following significant headcount increases, as new brokers and salespeople generally achieve significantly higher productivity levels in their second year with the Company.

[5]

On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. Consistent with FASB guidance, BGC Partners’ GAAP EPS calculations for the second and third quarters of 2010 excluded the additional shares but included the associated interest expense because the impact would have been anti-dilutive. Conversely, for the second and third quarters of 2010, the Company’s calculations for distributable earnings per share excluded the interest expense, net of tax, associated with the Notes but used the higher share counts: an additional 21.5 million shares in the second quarter of 2010 and an additional 21.6 million shares in the third quarter of 2010. The third quarter 2010 share count associated with the Notes was higher because the dividend protection clause resulted in a lower conversion price.

[6]	This includes revenues from “total brokerage revenues” and “market data and software solutions”, as well as the portion of “fees from related parties” related to fully electronic trading.

Balance Sheet

As of September 30, 2010, the Company’s cash position, which it defines as cash and cash equivalents and cash segregated under regulatory requirements, was $316.9 million; notes payable and collateralized borrowings were $177.1 million; book value per common share was $2.36; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “non-controlling interest in subsidiaries”, and “total stockholders’ equity”, was $419.6 million.

In comparison, as of December 31, 2009, the Company’s cash position was $471.5 million; notes payable and collateralized borrowings were $167.6 million; book value per common share was $2.44; and total capital was $437.9 million.

The decline in cash from year-end 2009 was due primarily to the payment of year-end bonuses, the settlement of payables, the timing of cash used in the securities clearance process, and the repurchases and redemption of shares or partnership units. Between January 1, 2010 and October 31, 2010 BGC Partners repurchased or redeemed approximately 12.2 million shares and units for approximately $71.5 million.

Fourth Quarter 2010 Outlook

The Company expects to generate distributable earnings revenues of between $295 million and $315 million in the fourth quarter of 2010, compared with $299.8 million in the prior-year period.

The Company expects fourth quarter 2010 pre-tax distributable earnings to be between $38 million and $44 million, an increase of approximately 65 percent to 91 percent versus $23.0 million in the fourth quarter of 2009. BGC Partners expects fourth quarter 2010 post-tax distributable earnings to be between approximately $32 million and $37 million, an increase of approximately 117 percent to 150 percent compared with $14.8 million in the year-earlier quarter.7

BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 15 percent for the full year 2010.

Dividends

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company’s also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares or partnership units.

[7]

On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. Consistent with FASB guidance, BGC Partners’ fourth quarter of 2010 outlook for post-tax distributable earnings per share assume that the fully diluted share count will include an additional 21.8 million shares related to the Notes but exclude the associated interest expense, net of tax, because the impact would be anti-dilutive.

On November 1, 2010, the Company’s Board of Directors declared a quarterly cash dividend of $0.14 per share payable on November 30, 2010 to Class A and Class B common stockholders of record as of November 16, 2010.8 This represents an increase of 75 percent year-over-year.

Unit Redemptions, Exchangeability, and Share Repurchases

During the third quarter of 2010, the Company continued its partnership enhancement program to improve its employment arrangements by leveraging its distinctive structure. Under this program, participating partners generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in restricted equity and/or partnership units, and to other contractual modifications sought by the Company.

Also as part of this program, BGC Partners redeemed limited partnership units for cash and/or other units, allowed limited partners to exchange units for cash as part of the Company’s controlled equity offering, and granted exchangeability to certain units. The Company has also sold, or plans to sell, shares of Class A Common Stock under its controlled equity offering in order to offset these redemptions. Over time, the Company’s fully diluted share count is expected to be substantially unchanged as a result of these transactions, although the Class A public float is expected to increase.

During the third quarter of 2010, BGC Partners agreed to grant exchangeability to 0.3 million PSUs and PSIs and 0.4 million Founding Partner Units. Under GAAP, the Company was required to take a third quarter charge of $1.5 million relating these grants of exchangeability.

BGC Partners’ share repurchases and unit redemptions from July 1, 2010 through October 31, 2010 are detailed in the following table:

Period	Number of shares purchased	Effective Average Price per Share
July	—	—
August	453,945	5.29
September	12,981	5.68
October	4,456	5.57

Total Repurchases	471,382	$5.30

Period	Number of units redeemed	Average price per unit
July	536,637	5.09
August	774,451	5.30
September	—	—
October	—	—

Total Redemptions	1,311,088	$5.21

Total Repurchases and Redemptions	1,782,470	$5.24

[8]	See the section of this release entitled “Nontaxable Return of Capital” for more details.

To offset these redemptions, the Company sold approximately 2.0 million shares through its controlled equity offering from July 1, 2010 through October 31, 2010 for approximately $10.1 million or $5.13 per share.

As of September 30, 2010, the Company had approximately $97.5 million remaining from its $100 million repurchase authorization.

Conference Call

The Company will host a conference call on Wednesday, November 3, at 8:30 a.m. ET to discuss these results. Investors can access the call and download an accompanying PowerPoint presentation at the “Investor Relations” section of http://www.bgcpartners.com. One must have a Real Media or Windows Media plug-in and headphones or speakers in order to listen to the webcast or its replay. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	11/03/2010 8:30 AM Eastern Time
U.S. Dial In:	888-713-4217
International Dial In:	617-213-4869
Participant Passcode:	86088995
Pre Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PMPQ4FNKM

REPLAY:

Available From – To:	11/03/2010 11:30 AM - 11/10/2010
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	57524752

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global intermediary to the wholesale financial markets, specializing in the brokering of a broad range of financial products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange.

Through its eSpeed and BGC Trader brands, BGC Partners uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC Partners’ neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through its BGCantor Market Data brand, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets. BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms.

BGC’s partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC Partners has offices in 20 cities, located in New York and London, as well as in Beijing, Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo and Toronto. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC Partners’ investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

BGC Partners’ Definition of Distributable Earnings

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from continuing operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before income taxes excluding non-cash, non-dilutive, and non-economic items, including, for example:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other units, including REUs, RPUs, PSUs and PSIs.

•	Non-cash asset impairment charges, if any.

•	Acquisition-related costs not capitalized under GAAP.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain one-time or non-recurring items, if any.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

•

In the event that there is a GAAP loss but positive distributable earnings, the distributable earnings per share calculation will include all fully diluted shares that would be excluded under GAAP to avoid anti-dilution, but will exclude quarterly interest expense, net of tax, associated with the convertible notes.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expect to pay a pro rata distribution of net income to BGC Holdings founding/working partner and other units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Most employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, dividend equivalents on RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP revenues, “income (loss) from continuing operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Nontaxable Return of Capital

BGC Partners’ common dividend is based on post-tax distributable earnings, which, due mainly to non-cash, non-dilutive, and non-economic GAAP charges, are expected to be higher than its earnings and profits under GAAP and U.S. Federal tax principles for the year ended December 31, 2010. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities not taxable under U.S. Federal tax principles. The Company believes that approximately 10 percent of its common dividend paid in 2010 will be treated as a nontaxable return of capital for common stockholders.

Under U.S. Federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution”, is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners believes that a portion of its dividends paid to common stockholders in the year ended December 31, 2010 is expected to be treated under U.S. Federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The remaining approximately 90 percent is expected to be treated as a qualified dividend for U.S. Federal income tax purposes. The exact percentage that will be treated as a qualified dividend will be determined after BGC Partners releases its financial results for full year 2010. The portion of the common dividend taxable as a dividend for U.S. Federal income tax purposes will be reported to U.S. recipients of BGC’s dividend on the IRS Forms 1099-DIV and to non-U.S. recipients on IRS Forms 1042-S. These forms will be sent to common stockholders in early 2011.

The determination of the portion of the dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

Note Regarding Settlement

All trades executed on the eSpeed platform settle for clearing purposes against Cantor Fitzgerald & Co. (“CF&Co.,” “CFC”), an affiliate of the Company. CFC is a member of FINRA (formerly NASD) and the Fixed Income Clearing Corporation, a subsidiary of the Depository Trust & Clearing Corporation. CFC, the Company, and other affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist CFC, the Company, and their affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

Discussion of Forward-Looking Statements by BGC Partners

This press release and any documents incorporated by reference in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein or in documents incorporated by reference that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	Pricing and commissions and market position with respect to any of our products and services and those of our competitors;

•	The effect of industry concentration and reorganization, reduction of customers and consolidation;

•	Liquidity, clearing capital requirements and the impact of credit market events;

•	Market conditions, including trading volume and volatility, and deterioration of the equity and debt capital markets;

•

Our relationship with Cantor and its affiliates, including Cantor Fitzgerald & Co., any related conflicts of interest, competition for and retention of brokers and other managers and key employees, support for liquidity and capital and other relationships, including Cantor’s holding of our convertible notes, CF&Co.’s acting as our sales agent under our controlled equity or other offerings and CF&Co.’s acting as financial advisor in connection with one or more business combination or other transactions;

•	Economic or geopolitical conditions or uncertainties;

•

Extensive regulation of our businesses, changes in regulations relating to the financial services industry, and risks relating to compliance matters, including regulatory examinations, investigations and enforcement actions;

•	Factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, counterparty failure, and the impact of fraud and unauthorized trading;

•

Costs and expenses of developing, maintaining and protecting our intellectual property, including judgments or settlements paid or received in connection with intellectual property, as well as employment and other litigation and their related costs;

•

Certain financial risks, including the possibility of future losses and negative cash flow from operations, potential liquidity and other risks relating to our ability to obtain financing or refinancing of existing debt on terms acceptable to us, if at all, and risks of the resulting leverage, including potentially causing a reduction in our credit ratings and/or the associated outlook given by the rating agencies to those credit ratings, as well as interest and currency rate fluctuations;

•

Our ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share;

•

Our ability to enter into marketing and strategic alliances and business combination or other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions;

•	Our ability to hire new personnel;

•	Our ability to expand the use of technology for hybrid and fully electronic trading;

•	Our ability to effectively manage any growth that may be achieved;

•	Our ability to identify and remediate any material weaknesses in our internal controls that could affect our ability to prepare financial statements and reports in a timely manner;

•	The effectiveness of our risk management policies and procedures, and the impact of unexpected market moves and similar events;

•

The prices at which shares of our Class A common stock are sold in one or more of our controlled equity or other offerings, including in business combination or other transactions, which prices may vary significantly, with purchasers of such shares, as well as our existing stockholders, suffering significant dilution if the price that they paid for their shares is higher than the price paid by other purchasers of our shares in such offerings;

•

Our ability to meet expectations with respect to payments of dividends and distributions and repurchases of shares of our Class A common stock and purchases of BGC Holdings, L.P., which we refer to as “BGC Holdings,” limited partnership units or other equity interests in our subsidiaries, including from Cantor, our executive officers, other employees, partners, and others, and the net proceeds to be realized by us from offerings of our shares of Class A common stock; and

•

The risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, each as filed with the SEC, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

The foregoing risks and uncertainties, as well as those risks referred to under the heading "Risk Factors" and those incorporated by reference herein, may cause actual results to differ materially from the forward-looking statements. The information included herein is given as of the date of this press release, and future events or circumstances could differ significantly from these forward-looking statements. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note Regarding Financial Tables and Metrics

An excel file with the Company’s quarterly financial results and metrics from the first quarter of 2008 through the third quarter of 2010 is accessible at the “Investor Relations” section of http://www.bgcpartners.com. It is also available directly at http://www.bgcpartners.com/ir-news.

Contacts

Media:	Investors:
U.S.: Florencia Panizza 212-294-7938 fpanizza@bgcpartners.com Robert Hubbell 212-294-7820 rhubbell@bgcpartners.com	Jason McGruder 212-829-4988 jmcgruder@bgcpartners.com Chris Walters 212-294-8059 cwalters@bgcpartners.com

###

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH

GAAP (Unaudited)

(in thousands, except share and per share data)

	September 30, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$314,073	$469,301
Cash segregated under regulatory requirements	2,855	2,200
Loan receivables from related parties	980	980
Securities owned	3,144	2,553
Marketable securities	4,231	1,510
Securities borrowed	81,401	—
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	427,301	413,980
Accrued commissions receivable, net	150,100	108,495
Loans, forgivable loans and other receivables from employees and partners	147,593	138,113
Fixed assets, net	136,248	132,966
Investments	19,987	23,173
Goodwill	87,133	77,118
Other intangible assets, net	11,651	13,912
Receivables from related parties	10,936	14,459
Other assets	72,775	65,789

Total assets	$1,470,408	$1,464,549

Liabilities, Redeemable Partnership Interest and Equity:
Accrued compensation	$182,704	$143,283
Securities sold, not yet purchased	—	11
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	442,166	385,345
Payables to related parties	3,872	64,169
Accounts payable, accrued and other liabilities	238,261	256,452
Deferred revenue	6,722	9,805
Notes payable and collateralized borrowings	177,052	167,586

Total liabilities	1,050,777	1,026,651
Redeemable partnership interest	91,933	103,820
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 85,830 and 70,661 shares issued at September 30, 2010 and December 31, 2009, respectively; and 67,898 and 56,124 shares outstanding at September 30, 2010 and December 31, 2009, respectively	858	707
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 25,848 and 26,448 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively, convertible into Class A common stock	258	264
Additional paid-in capital	352,816	292,881
Treasury stock, at cost: 17,932 and 14,537 shares of Class A common stock at September 30, 2010 and December 31, 2009, respectively	(109,603)	(89,756)
Retained deficit	(22,125)	(2,171)
Accumulated other comprehensive loss	(660)	(36)

Total stockholders’ equity	221,544	201,889

Noncontrolling interest in subsidiaries	106,154	132,189

Total equity	327,698	334,078

Total liabilities, redeemable partnership interest, and equity	$1,470,408	$1,464,549

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Commissions	$208,918	$175,219	$644,814	$511,804
Principal transactions	83,381	90,608	286,115	288,307

Total brokerage revenues	292,299	265,827	930,929	800,111

Fees from related parties	16,413	14,945	48,775	43,101
Market data	4,614	4,824	13,445	13,688
Software solutions	1,816	1,759	5,328	6,027
Interest income	1,199	2,189	2,652	4,203
Other revenues	11,770	1,642	13,278	4,101
Losses on equity investments	(1,609)	(1,747)	(5,050)	(5,742)

Total revenues	326,502	289,439	1,009,357	865,489

Expenses:
Compensation and employee benefits	179,871	181,479	659,117	537,907
Allocation of net income to limited partnership units and founding/working partner units	5,824	1,727	10,987	12,996

Total compensation and employee benefits	185,695	183,206	670,104	550,903
Occupancy and equipment	28,161	27,653	84,538	80,999
Fees to related parties	3,061	3,208	10,433	10,472
Professional and consulting fees	10,773	6,852	30,858	21,641
Communications	19,459	16,880	56,995	47,850
Selling and promotion	17,183	14,432	49,327	42,187
Commissions and floor brokerage	4,564	4,084	14,367	11,834
Interest expense	3,796	2,476	10,303	7,385
Other expenses	27,436	22,593	52,477	41,213

Total non-compensation expenses	114,433	98,178	309,298	263,581

Total expenses	300,128	281,384	979,402	814,484
Income from continuing operations before income taxes	26,374	8,055	29,955	51,005
Provision for income taxes	6,878	3,310	8,601	17,285

Consolidated net income	19,496	4,745	21,354	33,720

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	13,272	2,570	11,943	15,397

Net income available to common stockholders	$6,224	$2,175	$9,411	$18,323

Per share data:
Basic earnings per share
Net income available to common stockholders	$6,224	$2,175	$9,411	$18,323

Basic earnings per share	$0.07	$0.03	$0.11	$0.23

Basic weighted average shares of common stock outstanding	91,225	79,891	84,219	79,794

Fully diluted earnings per share
Net income for fully diluted shares	$15,979	$5,967	$25,022	$47,263

Fully diluted earnings per share	$0.07	$0.03	$0.11	$0.23

Fully diluted weighted average shares of common stock outstanding	228,288	215,620	224,135	208,813

Dividends declared per share of common stock	$0.14	$0.09	$0.34	$0.22

Dividends declared and paid per share of common stock	$0.14	$0.09	$0.34	$0.22

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	Q3 2010	Q3 2009
Revenues:
Brokerage revenues:
Rates	$135,596	$125,862
Credit	73,923	78,893
Equities and other asset classes	38,340	25,262
Foreign exchange	44,439	35,811

Total brokerage revenues	292,299	265,827
Market data and software solutions	6,430	6,583
Fees from related parties, interest and other revenues	28,236	18,776

Total revenues	326,965	291,186

Expenses:
Compensation and employee benefits (a)	177,312	176,491
Other expenses	102,325	84,646

Total expenses	279,637	261,137

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	47,328	30,049

Noncontrolling interest in subsidiaries (b)	779	743
Provision for income taxes	7,098	8,244

Post-tax distributable earnings to fully diluted shareholders	$39,451	$21,062

Earnings per share:
Fully diluted pre-tax distributable earnings per share (c)	$0.20	$0.14

Fully diluted post-tax distributable earnings per share (c)	$0.17	$0.10

Fully diluted weighted average shares of common stock outstanding	249,899	215,620

Total Revenues ($)	326,965	291,186

Total Compensation Expense ($) (a)	177,312	176,491

Compensation expense as a percent of revenues	54.2%	60.6%

Non-Compensation expense as a percent of revenues	31.3%	29.1%

Pre-tax distributable earnings margins (on distributable earnings revenues)	14.5%	10.3%

Post-tax distributable earnings margins (on distributable earnings revenues)	12.1%	7.2%

Effective Tax Rate	15.0%	27.4%

Notes and Assumptions

(a) - Compensation charges exclude all equity grants prior to the merger, allocations of income to limited partnership units and founding/working partner units, and dividends paid to restricted stock unit holders.

(b) - Noncontrolling interest allocation associated with joint ownership of administrative services company.

(c) - On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015.

The third quarter distributable earnings per share calculations include an additional 21.6 million shares, but exclude the $3.3 million of interest expense, net of tax, associated with these notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	Q3 2010	Q3 2009
GAAP (loss) income from continuing operations before income taxes	$26,374	$8,055
Allocation of net income to founding/working partners units	2,892	1,065
Allocation of net income to limited partnership units	2,932	662

Pro forma pre-tax operating (loss) income available to fully diluted shareholders	32,198	9,782

Pre-tax adjustments:
Compensation expenses related to pre-merger grants of equity or units (a)	576	4,750
Dividend equivalents to RSUs	440	238
Non-cash losses related to equity investments	463	1,747
Donations by Partners, re: Charity Day	9,005	10,070
Acquisition costs not capitalized for GAAP	1,554	—
Other non-cash, non-dilutive, noneconomic items	1,549	3,462
Granting exchangeability and/or redemption of limited partnership units and founding partner units	1,543	—

Total pre-tax adjustments	15,130	20,267
Pre-tax distributable earnings	$47,328	$30,049

GAAP net (loss) income available to common stockholders	$6,224	$2,175
Allocation of net income to founding/working partners units	2,892	1,065
Allocation of net income to limited partnership units	2,932	662
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	12,493	1,827

Pro forma net (loss) income for fully diluted shares	$24,541	$5,729
Total pre-tax adjustments (from above)	15,130	20,267
Income tax adjustment to reflect effective tax rate	(220)	(4,934)

Post-tax distributable earnings	$39,451	$21,062

Pre-tax distributable earnings per share (b)	0.20	$0.14

Post-tax distributable earnings per share (b)	$0.17	$0.10

Fully diluted weighted average shares of common stock outstanding	249,899	215,620

(a) Compensation expenses related to pre-merger grants of equity or units include: expense for restricted Stock units and REUs granted pre-merger; the activation of founding partner interests; and/or the redemption of partnership units; exchangeability of and/or pre-merger grants of founding partner interests.

(b) On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. The third quarter distributable earnings per share calculations include an additional 21.6 million shares, but exclude the $3.3 million of interest expense, net of tax, associated with these notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated. All volumes are in absolute terms.

				% Change	% Change
	3Q09	2Q10	3Q10	3Q10 vs. 2Q10	3Q10 vs. 3Q09
Notional Volume (in $US billions)
Fully Electronic Rates*	9,703	14,088	12,065	(14.4%)	24.4%
Fully Electronic Credit & FX**	715	842	737	(12.5%)	3.0%

Total Fully Electronic Volume	10,418	14,930	12,802	(14.3%)	22.9%

HYBRID***
Total Hybrid Volume	19,746	30,436	28,889	(5.1%)	46.3%

TOTAL Hybrid & Fully Electronic Volume	30,163	45,366	41,691	(8.1%)	38.2%

Transaction Count
Fully Electronic Rates*	3,513,496	5,076,869	4,543,385	(10.5%)	29.3%
Fully Electronic Credit & FX**	305,991	390,075	354,444	(9.1%)	15.8%

Total Fully Electronic Transactions	3,819,487	5,466,944	4,897,829	(10.4%)	28.2%

HYBRID
Total Hybrid Transactions	351,530	558,949	517,004	(7.5%)	47.1%

TOTAL Hybrid and Fully Electronic Transactions	4,171,017	6,025,893	5,414,833	(10.1%)	29.8%

Trading Days	64	63	64

COMPARABLE INDUSTRY VOLUMES:

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures. CBOT Futures volume calculated based on per contract notional value of $200,000
**	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, and Corporate Bonds
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	108,225,589	159,811,045	147,407,832	(7.8%)	36.2%
CME - Euro $ Contracts	116,149,464	146,925,822	104,898,954	(28.6%)	(9.7%)
EUREX - Bund Contracts	46,049,886	62,046,252	58,316,073	(6.0%)	26.6%
ELX - US Treasury Contracts	2,211,622	3,278,563	2,071,651	(36.8%)	(6.3%)

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	28,461	31,114	32,389	4.1%	13.8%
Average Daily UST Volume	445	494	506	2.5%	13.8%

CME FX Futures Volume (3)	41,312,060	62,860,945	52,761,173	(16.1%)	27.7%

CLS FX Avg Daily Values - in millions (4)	3,319,359	4,142,084	4,237,000	2.3%	27.6%
CLS FX Avg Daily Volumes (4)	582,512	876,464	740,582	(15.5%)	27.1%

NYSE - Volume (shares traded) - in millions (5)	166,317	186,293	141,958	(23.8%)	(14.6%)
Transaction Value - in millions	4,021,150	5,408,340	4,229,910	(21.8%)	5.2%

NASDAQ - Volume (shares traded) - in millions (6)	596,048	650,974	483,094	(25.8%)	(19.0%)
Transaction Value - in millions(7)	2,688,534	3,635,465	2,993,310	(17.7%)	11.3%

Total Industry Equity Option Volume (8)	906,851,653	1,075,876,474	862,931,401	(19.8%)	(4.8%)

TRACE All Bond Dollar Volume (in millions) (9)
TRACE All Bond Volume	1,134,131	1,100,558	1,092,424	(0.7%)	(3.7%)

Sources and Notes:

(1)	Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3)	CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	NYSE - www.nyse.com
(6)	NASDAQ - www.nasdaqtrader.com
(7)	Includes Transaction Value for NASDAQ listed securities only
(8)	OCC- www.optionsclearing.com
(9)	Bloomberg